==============================================================================

  As filed with the Securities and Exchange Commission on November 19, 1998

                                                   Registration No. 333-55951
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                         PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-3

                         REGISTRATION STATEMENT UNDER
                            SECURITIES ACT OF 1933

                       CELL ROBOTICS INTERNATIONAL, INC.
            -------------------------------------------------------
            (Exact name of Registrant as specified on its Charter)

        Colorado                                       84-1153295
--------------------------------              ----------------------------
(State or other jurisdiction                          IRS Employer
of incorporation or organization)                 Identification Number

                          2715 Broadbent Parkway N.E.
                         Albuquerque, New Mexico 87107
                                (505) 343-1131
           --------------------------------------------------------
             (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                          Ronald K. Lohrding, Ph. D.
                       Cell Robotics International, Inc.
                          2715 Broadbent Parkway N.E.
                         Albuquerque, new Mexico 87107
                                (505) 343-1131
           --------------------------------------------------------
           (Name, address, including zip code, and telephone number
                       of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                             Nathan L. Stone, Esq.
                         Neuman, Drennen & Stone, LLC
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 449-2100

         Approximate date of commencement of proposed sale to public:
            As soon as practicable after the effective date of the
                            Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

==============================================================================

                        CALCULATION OF REGISTRATION FEE


Title of                            Proposed        Proposed
Each Class                           Maximum         Maximum      Amount of
of Securities          Amount       Offering        Aggregate       Regis-
to be                   to be         Price         Offering       tration
Registered           Registered     Per Share         Price          Fee
                                     (1) (2)           (1)
-----------------------------------------------------------------------------

Preferred Stock,
  $.04 par value:        78,788    $10.00  (3)    $  787,880.00    $ 238.75

Common Stock,
  $.004 par value,
  Underlying Preferred
  Stock:                315,152    $ 2.25  (4)    $  709,092.00    $ 214.88

Common Stock Purchase
  Warrants:             157,576    $ 0.94  (5)    $  148,121.44    $  44.89

Common Stock,
  $.004 par value,
  Underlying Warrants:  157,576    $ 2.40  (6)    $  378,182.40    $ 114.60

Common Stock,
  $.004 par value
  Issuable as Stock
  Dividend on
  Preferred Stock:      189,090    $ 0.00         $        0.00    $   0.00

TOTAL:                                            $2,023,275.84    $ 613.12

-----------------------------

(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants (the
       "Warrants") pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3)    Based upon the average of the bid and ask prices of the Preferred
       Stock being offered by the Selling Securityholders in accordance with Rule 457(c).

(4) Based upon the average of the bid and ask prices of the Common Stock being offered by the Selling Securityholders in accordance with Rule
       457(c).

(5)    Based upon the average of the bid and ask prices of the Common Stock
       Purchase Warrants being offered by the Selling Securityholders in accordance with Rule 457(c).

(6)    Based upon the $2.40 per share exercise price of the Warrants.


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


                       CELL ROBOTICS INTERNATIONAL, INC.


       Item No. and Heading
            In Form S-3
      Registration Statement                 Location in Prospectus
      -----------------------                -----------------------

1.   Forepart of the Registration         Forepart of the Registration
     Statement and outside front          Statement and outside front
     cover of Prospectus                  page of Prospectus

2.   Inside front and outside back        Inside front and outside back
     cover pages of Prospectus            cover pages of Prospectus

3.   Summary Information, Risk            Risk Factors
     Factors and Ratio of Earnings
     to Fixed Charges

4.   Use of Proceeds                      Use of Proceeds

5.   Determination of Offering Price      Determination of Offering Price

6.   Dilution                             Dilution

7.   Plan of Distribution                 Plan of Distribution

8.   Description of Securities            Description of Securities
     to be Registered

9.   Interest of Named Experts            Legal Matters
     and Counsel

10.  Material Changes                     Recent Developments

11.  Incorporation of Certain             Incorporation of Certain
     Information by Reference             Documents by Reference

12.  Disclosure of Commission             Indemnification
     Position on Indemnification for
     Securities Act Liabilities


PROSPECTUS

                       CELL ROBOTICS INTERNATIONAL, INC.

                       --------------------------------

                                 78,788 Shares
                     Series A Convertible Preferred Stock

                                    157,576
                        Common Stock Purchase Warrants

                                661,818 Shares
                         $.004 par value Common Stock


     This Prospectus relates to the offering of securities of Cell Robotics
International, Inc., a Colorado corporation (the "Company" or "CRII").


     The first offering relates to the reoffer of 78,788 shares of Series A
Convertible Preferred Stock, $.04 par value ("Preferred Stock") of the
Company, and 157,576 Common Stock Purchase Warrants of the Company
("Warrants") owned by certain securityholders of the Company (the "Selling
Securityholders" and the "Selling Securityholders' Offering," respectively).
See "DETERMINATION OF OFFERING PRICE." Each share of Preferred Stock is convertible into four shares of the Company's common stock, $.004 par value
(the "Common Stock") at any time at the option of the Holder thereof (the
"Conversion Stock"). The number of shares of Conversion Stock issuable upon conversion of the Preferred Stock is subject to certain anti-dilution adjustments including adjustments in the event of stock splits, dividends, reclassifications and the like. See "DESCRIPTION OF SECURITIES - SERIES A
CONVERTIBLE PREFERRED STOCK." Each share of Preferred Stock shall automatically convert into four shares of Common Stock upon the earlier of (a)
February 2, 2001 or (b) the date upon which the sum of closing bid prices of the Preferred Stock and two Warrants has been at least $12.375 for at least ten consecutive trading days. Dividends in the form of shares of the Company's
Common Stock will accrue on all outstanding shares of Preferred Stock at the rate of four-tenths of one share of Common Stock every six months commencing
February 2, 1998. Such Common Stock dividends shall be issued and distributed within 30 days following their accrual every six months. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $2.40 per share (the "Exercise Price") for the period of time commencing on February 10, 1998 and expiring on February 2, 2003, (the "Warrant Term"), unless earlier redeemed. The Company may redeem the outstanding Warrants, in whole or in part, at any time upon at least 30 days' prior written notice to the registered holders thereof, at a price of $.25 per Warrant, provided that
(I) there is in effect a registration statement registering for sale under the Securities Act of 1933 as amended ("Securities Act") the shares of Common
Stock issuable upon exercise of the Warrant; (ii) the closing bid price of the Company's Common Stock has been at least $4.80 for the ten consecutive trading days immediately preceding the date of such notice of redemption; and (iii) the expiration of the 30 day notice period is within the Warrant Term. The
Selling Securityholders may offer all shares of the Company's Preferred Stock and Warrants covered by this Prospectus in transactions in the over-the-counter market at prices obtainable at the time of sale, or in privately-negotiated transactions at prices determined by negotiation. The Selling
Securityholders may effect such transactions by selling the shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principals, or both
(which compensation as to a particular broker/dealer may be in excess of customary commissions). See "SELLING SECURITYHOLDERS" and "PLAN OF
DISTRIBUTION." The Selling Securityholders and the broker-dealers through whom sales of the securities are made may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities
Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers, and if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of the securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting compensation.


     This Prospectus also relates to the offer by the Company of up to 315,152 shares of Common Stock issuable upon conversion of the Preferred Stock (the
"Conversion Stock Offering"), the offer by the Company of up to 189,090 shares of Common Stock issuable as a dividend on the Preferred Stock (the "Dividend
Stock" and "Dividend Stock Offering," respectively) and the offer by the
Company of up to 157,576 shares of Common Stock pursuant to the exercise of
the Warrants (the "Warrant Stock Offering").   Except as set forth above, the
Company does not have the right to compel the conversion of the Preferred
Stock or the exercise of the Warrants, and the Selling Securityholders have not committed to convert the Preferred Stock or to exercise any of the
Warrants.  Accordingly, there can be no assurance of the number, if any, of shares of Common Stock which may be issued to the holders of the Preferred
Stock and Warrants pursuant to the conversion of Preferred Stock and/or the exercise of the Warrants under this Prospectus.

     The Company will not receive any consideration in connection with the conversion of the Preferred Stock or issuance of the Stock Dividend.
Assuming holders of the Warrants exercise all Warrants to purchase 157,576 shares of Common Stock, the Company will receive gross proceeds of $378,182.40. The Company will not receive any of the proceeds from the resale of shares of Preferred Stock or Warrants by the Selling Securityholders.
Pursuant to an agreement between the Company and the Selling Securityholders, the Company has agreed to pay all of the expenses incurred in connection with the preparation and filing of the Registration Statement of which this Prospectus forms a part, estimated to be $12,000. The Selling Securityholders will, however, pay the other costs related to the sale of the Preferred Stock and Warrants, including discounts, commissions and transfer fees. See "PLAN
OF DISTRIBUTION."  The Company has agreed to indemnify the Selling
Securityholders against certain liabilities, including liability under the Securities Act.


     The Company's Common Stock Preferred Stock and Warrants, respectively, are traded on the OTC Electronic Bulletin Board ("Bulletin Board") under the symbols CRII, CRIIP and CRIIW, respectively. On November 9, 1998, the closing bid and ask prices of the Company's Common Stock, Preferred Stock and Warrants were $1.00 and $1.1667, $5.00 and $5.75, and $.1250 and $.6250, respectively.
There can be no assurance that a market for the Company's securities, or any of them individually, will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of a trading market for the Company's securities. As a result, the ability of a purchaser of the Company's securities to resell the securities may be severely limited and the purchaser may be required to hold the securities for an indefinite period of time.

                       --------------------------------

     FOR DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING
AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING AT PAGE 8 HEREOF.

                       --------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONS, NOR HAS THE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.


---------------------------------------------------------------------------
                          Price to        Underwriting      Proceeds to
                       Warrantholders     Discount (3)      Company (2)
                       ---------------   --------------    -------------

     Per share:             $2.40               *              $2.40
     Total               $378,182.40            *           $378,182.40

---------------------------------------------------------------------------

            The Date of This Prospectus is ________________, 1998.

(1) Reflects the exercise by the Warrantholders of all outstanding Warrants to purchase an aggregate of 157,576 shares of Common Stock at an Exercise Price of $2.40 per share. The Company does not have the right to compel the exercise of the Warrants, and the Warrantholders have not committed to exercise any of the Warrants. Accordingly, there can be no assurance of the number, if any, of shares of Common Stock which will be purchased by the Warrantholders pursuant to their exercise of the Warrants. The Company intends to maintain a current Prospectus until the Warrants expire on February 2, 2003, or until they are all exercised, if earlier. The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. See "DESCRIPTION OF SECURITIES-WARRANTS."

(2) The Warrantholders may reoffer their shares in transactions in the over-the-counter market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Warrantholders may effect transactions by selling to or through securities broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Warrantholders. While it is impracticable to determine the precise amount that the Warrantholders will incur, it is anticipated that any such discounts, selling concessions or commissions will be consistent with those customarily charged by broker-dealers who are members of the National Association of Security Dealers, Inc. ("NASD").

(3) Consists of proceeds to the Company from the exercise by the Warrantholders of all Warrants which are exercisable to purchase 157,576 shares of the Company's Common Stock at an Exercise Price of $2.40 per share. Does not reflect deduction of expenses of the Offering for printing, legal, accounting, transfer agent and miscellaneous expenses of the Offering, the total of which is estimated at $12,000, which the Company has agreed to pay. See "USE OF PROCEEDS."

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and are publicly available through the Commission's website at http://www.sec.gov.


     The Company has filed a Registration Statement on Form S-3 with the Commission, Washington, D.C., in accordance with the provisions of the Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock, shares of Preferred Stock and Warrants offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statements incorporated therein by reference. Reference also should be made to Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 which was declared effective by the Commission on February 2, 1998, the Company's Annual Report to Shareholders and Annual Report on Form 10-KSB/A-1 for the year ended December 31, 1997, the Company's definitive Proxy Statement, and the Company's Quarterly Reports on Form 10-QSB/A-1 for the quarters ended March 31, 1998 and June 30, 1998, and the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, incorporated by reference into this Prospectus. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefore and may be examined at the principal office of the Commission in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (a) Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2, Registration No. 333-40895, declared effective by the Commission on February 2, 1998.

     (b) The Company's Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1997, SEC File No. 0-27840, as filed with the Commission on September 8, 1998.

     (c) The Company's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on May 29, 1998, SEC File No. 0-27840, as filed with the Commission on April 20, 1998.


     (d) The Company's Quarterly Report on Form 10-QSB/A-2 for the quarter ended March 31, 1998, SEC File No. 0-27840, as filed with the Commission on September 9, 1998.

     (e) The Company's Quarterly Report on Form 10-QSB/A-1 for the quarter ended June 30, 1998, SEC File No. 0-27840, as filed with the Commission on November 9, 1998.

     (f) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, SEC File No. 0-27840, as filed with the Commission on November 9, 1998.


     All documents filed by the Company with the Commission pursuant to
Section 13a, 13c, 14 or 15d of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to this Prospectus), may be obtained at no charge by a written or oral request to Ronald K. Lohrding, Ph.D., President and CEO, Cell Robotics International, Inc., 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107 (505) 343-1131. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's worldwide website at http://www.sec.gov/edgarhp/htm.

                          FORWARD-LOOKING STATEMENTS


     Certain statements contained in this Prospectus are forward-looking statements and are thus prospective. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, competitive pressures, changing economic conditions and other factors, some of which will be outside of the control of the Company. See "RISK FACTORS."

                                 THE COMPANY

     The Company was organized on September 28, 1988 as Intelligent Financial Corporation ("IFC"). In February 1995, IFC acquired all of the issued and outstanding shares of Cell Robotics, Inc. ("CRI"), a New Mexico corporation (the "Acquisition"), which had been formed in 1988 to develop the Cell Robotics Workstation. In May 1995, IFC changed its name to Cell Robotics International, Inc. The Company has developed, and is preparing to manufacture, market and sell, a number of sophisticated medical laser products. The Company maintains its principal offices at 2715 Broadbent Parkway, N.E., Suite A-E, Albuquerque, New Mexico 87107. Its telephone number at that address is (505) 343-1131, its facsimile number is (505) 344-8112, and its Internet Website address is http://www.cellrobotics.com/cell.

                                 RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.


HISTORY OF OPERATING LOSSES; FUTURE PROFITABILITY UNCERTAIN. From its inception in 1988 through September 30, 1998, the Company has incurred losses of approximately $14.9 million, approximately $6.6 million of which consisted of research and development costs, with the balance consisting of general and administrative and marketing expenses. To date, the Company has been unable to profitably market its products. The Company has principally relied upon the proceeds from debt and equity financings to provide its working capital. For the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and 1997, the Company's net losses applicable to common shareholders were $2,472,892, $1,544,090, $1,493,629 and $1,819,168, respectively. In addition, the Company's operations used net cash of $2,253,941 and $1,631,511 for the year ended December 31, 1997 and nine months ended September 30, 1998, respectively. The Company has yet to sell any of its products in commercial quantities. Moreover, even if the Company eventually generates increased revenues from product sales, the Company does not expect to achieve operating profits before the last quarter of 1998. The Company's ability to achieve a profitable level of operations in the future will depend in large part on finalizing development of its medical laser products, obtaining additional regulatory approval for such products and bringing several of these products to market. The likelihood of long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new medical laser products, competitive factors in the marketplace as well as the burdensome regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations.



FUTURE REVENUE GROWTH DEPENDENT ON MEDICAL LASER PRODUCTS. Prior to fiscal 1998, all of the Company's product revenue was generated through the sale of scientific instruments. However, the Company is relying heavily upon the success of its medical laser products which have recently been, or are in the process of being introduced into the medical laser products market. These medical laser products are subject to all of the risks of failure inherent in the market introduction of innovative technologies. Those risks include the possibilities that some or all of the proposed products may fail to receive additional necessary regulatory clearances, that the proposed products may have features which render them uneconomical either to manufacture or market, that there does not exist demand for the products at levels or prices at which the Company can operate profitably, or that third parties will market a superior product. As a result, there can be no assurance that all or any of the Company's medical laser products will receive all of the required governmental regulatory approvals or become commercially viable or achieve market acceptance. During the first nine months of fiscal 1998, the Company has sold one IVF Workstation for approximately $67,000, and generated approximately $22,624, or 2.1% in product revenue through Lasette(-TM-) sales. While the Company anticipates improved sales of its medical laser products as its marketing plans develop, there can be no assurance that such improvements will occur in a timely fashion, if ever, or that sales of the Company's medical laser products will be successful or profitable.


ADDITIONAL FINANCING REQUIREMENTS. The Company will require substantial funds for commercialization of its medical laser products, establishing manufacturing and testing capabilities and marketing and sales efforts. The Company's capital requirements depend upon numerous factors, including the progress of its product commercialization, the requirement for additional clinical testing, the time and cost involved in obtaining additional regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of capital equipment. Unless the Company is able to achieve profits from operations within the next 12 months, or if the Company experiences unanticipated cash requirements during the next 12 months, the Company expects that it may require substantial additional capital. The Company may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders, including purchasers of the Securities offered hereby, may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its products or technologies that the Company would not otherwise relinquish. See "USE OF PROCEEDS."


PATENT LITIGATION. In October 1997, Venisect, Inc. ("Venisect") commenced a patent infringement action (the "Venisect Litigation") in which it claimed the Lasette(-TM-) infringed the U.S. patent underlying Venisect's competitive skin perforator. The United States District Court for the Eastern District of Arkansas (the "Court") subsequently dismissed the Venisect Litigation, without prejudice, due to lack of personal jurisdiction and improper venue. Venisect filed a notice that it has appealed that decision. Oral arguments related to the appeal will be heard on December 7, 1998. Moreover, the Court's ruling does not prevent Venisect from re-filing in a proper jurisdiction at a later date in the event its appeal is unsuccessful. While the Company has investigated the Venisect patent with its advisors, and believes that no basis for any infringement claim exists, there can be no assurance that the Company will be able to successfully defend the patent infringement claims made by Venisect in the event Venisect is successful in appealing the Court's ruling or should Venisect re-file its claims in a proper jurisdiction. If Venisect ultimately prevails in this litigation, the Company may be permanently enjoined from selling the Lasette(-TM-) and may be obligated to pay significant damages to the plaintiff. Even if the Company is successful in its defense of the Venisect Litigation, the cost of such defense could be substantial and the Company's management may be required to devote a substantial amount of time to such defense. Accordingly, the Venisect Litigation could have a material adverse impact on the Company's business and financial condition.


LIMITED PROTECTION FROM PATENTS AND PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect its proprietary technology. The Company's laser-based medical devices currently have no patent protection and its scientific research instruments have only limited patent protection. The commercial success of the Company's laser-based medical devices will depend, in part, upon the Company's ability to protect and defend its intellectual property rights and the competitive advantages that those rights offer to its products. There can be no assurance that the Company will be successful in these efforts.

     Both the Company's Lasette(-TM-) and the Revitalase(-TM-) products were originally developed using the mutifaceted crystal resonator ("MCR") technology acquired from Tecnal Products, Inc., a subsidiary of Lovelace Scientific Resources, Inc. Subsequently, the Company has advanced the laser design employed in both products and has sought, or is preparing to seek continuations of existing patents and/or new patents protecting those designs. One result of this effort has been the receipt of a Notice of Allowance from the U.S. Patent and Trademark Office ("PTO") of a new patent for certain advantageous modifications of the laser beam used in skin perforators, such as the Lasette(-TM-). Generally, receipt of a Notice of Allowance means that examination on the merits of the Company's application is concluded, the examining attorney has identified allowable claims in the application, and that the application is passed to allowance in anticipation of assignment of a patent number and issue date. However, no enforceable patent rights exists until the patent is actually issued, and there can be no assurance when, or if, the patent will issue. This patent, if issued, will cover proprietary aspects of both current and projected future models of the Lasette(-TM-). Patents covering other aspects of the Lasette(-TM-) are currently pending in the PTO and World Patent Office. The IVF Workstation is not currently protected by any specific issued patents; however, the Company has submitted an application to the PTO and World Patent Office seeking protection for certain laser design aspects of the system. The Company will also seek to protect certain data-processing aspects of the system. To this end, collectively, the Company currently has five patent cases, in various phases, pending, most with international counterparts, including applications for:
(I) a Microscope with Laser Port Microscope and Stage claims filed March 2, 1998, which is currently pending; (ii) a Dermal Perforator (referred to above), filed July 3, 1996, which has received a Notice of Allowance; (iii) a Lens Shield for Laser Skin Perforation, filed April 22, 1997, which is currently pending, (iv) an application for apparatus and process related to providing uniform distribution of energy to microscope targets, filed June 18, 1998; and (v) an application for apparatus and process related to activating Thermo-Enzyme reactions with EM Energy, filed May 19, 1998. However, there can be no assurance that any patents will be issued as a result of the foregoing, or, if issued, the degree of protection that they will afford.


     The LaserTweezers(-Registered Mark-) application of the Cell Robotics Workstation is being produced and sold under a license agreement with Lucent Technologies, Inc., f/k/a AT&T, and a related optical trapping patent.


     Since there is no patent protection currently afforded the Company's medical laser products, there can be no assurance that other patent holders or other third parties will not claim infringement by the Company or its licensors with respect to current and future technology. Because United States patent applications are held and examined in secrecy, it is also possible that presently pending United States patent applications will eventually issue with claims that will be infringed by the Company's products. There can be no assurance that additional competitors, in the United States and in foreign countries, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company is aware of several patents held by third parties that relate to certain aspects of its products. There can be no assurance that these patents would not be used as a basis to challenge the Company's current or future patents, to limit the scope of its patent rights or to limit its ability to obtain additional or broader patent rights. A successful challenge to the validity of any of the Company's existing or future patents and/or patent rights may adversely affect the Company's competitive position and could limit the Company's ability to commercialize one or more of its medical laser products and its scientific products. Further, the Company may in the future be required to initiate litigation to protect its patent position. There can be no assurance that the Company will have the resources necessary to pursue such litigation or otherwise protect its patent rights. The defense and prosecution of patent suits is costly and time-consuming, even if the outcome is favorable. This is particularly true in foreign countries where the expense associated with a proceeding can be prohibitive. An adverse outcome in the defense of a patent or infringement suit could subject the Company to significant liabilities to third parties, require the Company and others to cease selling products that infringe or require disputed rights to be licensed from third parties. Such licenses may not be available on satisfactory terms or at all. Moreover, if claims of infringement are asserted against future co-development partners or customers of the Company, those partners or customers may seek indemnification from the Company for damages and expenses they incur. There can no be assurance that the Company would prevail in any such action or that any license required under any such patent would be made available under acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the laser-based biotechnological industry regarding patent and other intellectual property rights. Any litigation, including the Venisect Litigation, could consume a substantial portion of the Company's financial and personnel resources and, regardless of the outcome of such litigation, have a material adverse impact upon the Company's business, results of operations and financial condition.

     The Company also relies on trade secret protection for its unpatented proprietary technology. However, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. Despite precautions taken by the Company, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use its products and other information the Company considers proprietary. The Company pursues a policy of having its employees and consultants execute non-disclosure agreements upon commencement of employment or consulting relationships with the Company, which agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

     Further, the Company has developed and relies on the trademarks that it uses with its products, including the Lasette(-TM-), the RevitaLase(-TM-) and the IVF Workstation(-TM-). The Company has registered the marks Smartstage(- Registered Mark-) and LaserTweezers(-Registered Mark-) and has applied for a federal registration for the names Lasette(-TM-) and LaserScissors(-TM-). The Company intends to apply for federal registration with respect to the use of the RevitaLase(-TM-), Cellselector(-TM-) and IVF Workstation(-TM-) trademarks. Where registrations of trademarks have not been issued, the Company claims common law trademark rights to those names. Notwithstanding, there can be no assurance that the Company will obtain additional registrations for any of its trademarks or that the Company will not be subject to opposition, cancellation or infringement proceedings based upon the use of such trademarks. The loss of the use of any one or more of the trademarks could have a material adverse effect upon the Company's ability to profitably market the associated product.

INTENSE COMPETITION. The industry in which the Company competes is characterized by intense competition, extensive research and development efforts and rapid technological progress. New product developments and enhancements of existing products are expected to continue and there can be no assurance that discoveries by others will not render the Company's products non-competitive.

     There are many companies, both public and private, that are engaged in the development of products for the same applications being pursued by the Company. Many of those companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Such companies may succeed in developing products that are more effective or less costly than any products that may currently be owned or which may be developed by the Company in the future. Specifically, the Company is aware of several other companies which are developing glucose testing products based on non-invasive technologies, such as skin patches and diode-pumping laser products. If these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette(-TM-) and on the business and financial condition of the Company.

     Factors affecting competition in the laser-based medical and biotechnological industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based upon proprietary technology. If the Company is able to establish and maintain a significant proprietary position with respect to its products, competition will likely depend primarily on the effectiveness of the products and their price competitiveness. In addition, the Company's competitive position also depends upon its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, acquire technology from third parties, implement development and marketing plans, obtain patent protection and secure adequate capital resources.


RISKS ASSOCIATED WITH LICENSES. The LaserTweezers(-Registered Mark-) application of the Cell Robotics Workstation was based upon an exclusive patent license from AT&T, now known as Lucent Technologies, Inc. (the "Lucent License"), which required the payment of substantial minimum annual royalties in the future. Specifically, under the Lucent License, the Company was required to pay a royalty equal to five percent (5%) of the value of each product sold utilizing the patents, subject to minimum annual royalties initially in the amount of $100,000 at December 31, 1996 and increasing by an additional $50,000 per year to as high as $500,000 per year, regardless of actual sales. Absent a revision of the Lucent License, if future sales of the Cell Robotics Workstation did not increase substantially over historical levels, it was likely that future sales of the product would be rendered uneconomical by virtue of the minimum royalty required under the Lucent License. Additionally, at least two European companies have developed and are marketing products which the Company believed violate Lucent's patents. To date, Lucent has elected not to pursue patent infringement claims against these companies and their distributors, and under the terms of the original Lucent License, the Company cannot compel Lucent to initiate such proceedings.



     As a result of the foregoing, as of June 30, 1998, the Company was $200,000 in arrears in its minimum royalty payment obligations. However, the Company and Lucent have agreed to amend the Lucent License. Specifically, Lucent and the Company have agreed that the Company will pay Lucent the sum of $50,000 in lieu of all sums due and owing for fiscal 1997 and the first half of fiscal 1998, with an additional $50,000 payment due December 31, 1998. Additionally, the royalty amount will increase from five percent (5%) to seven percent (7%) of the value of each product sold utilizing Lucent's patents, however, the minimum annual royalties will be reduced to flat $35,000 per year for the term of the Lucent License. Notwithstanding the foregoing amendments to the Lucent License, there can be no assurance that the Company will be able to increase sales of the Cell Robotics Workstation to a level that renders the product economically viable. During fiscal 1997, and the first nine months of fiscal 1998, sales of the LaserTweezers(-Registered Mark-) application of the Cell Robotics Workstation have accounted for 33.2% and 28.5%, respectively, of the Company's total revenues. During these same periods, Asian sales of the LaserTweezers(-Registered Mark-) application represented 4.5% and 5.2%, respectively, of the Company's total revenue.


RAPID TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE. The medical device industry is characterized by extensive research efforts, rapid technological progress, evolving industry standards, frequent new product and service introductions and enhancements and intense competition from numerous organizations, including pharmaceutical and medical diagnostic equipment companies, academic institutions, and others. New developments are expected to continue at a rapid pace. There can be no assurance that research and discoveries by others will not render any of the Company's products or potential products non-competitive, obsolete and/or unmarketable. In order to compete successfully, the Company must continue to improve its current products and develop and market new products that keep pace with technological developments. Accordingly, even if the Company's medical laser products achieve market acceptance, its future success will depend in significant part on its ability to continually improve the performance, features, and reliability of its products in response to both evolving demands of the marketplace and competitive product offerings. There can be no assurance that the Company will be successful in so doing. Any failure by the Company to anticipate or respond adequately to technological developments could have a material adverse effect on its operating results and financial condition. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its products to changing technology standards and customer requirements. There can be no assurance that the announcement or introductions of new products by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION; NEED FOR ADDITIONAL PRODUCT CLEARANCES AND APPROVALS. The testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's existing and proposed products and its ongoing research and development activities are subject to extensive regulation by government regulatory authorities in the United States and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new medical laser products through lengthy and detailed clinical testing procedures, and other costly and time-consuming compliance procedures. The Company's products must receive FDA clearance before they can be commercially marketed in the United States, which in many instances involves rigorous pre-clinical and clinical testing and an extensive FDA approval process. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained for some products or applications. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of the Company's submitted application. Similar delays may also be encountered in other countries. Failure to receive timely approval from these agencies could result in the Company's incurring substantial costs and could also have a material adverse effect upon the Company's operations and financial condition. In addition, if regulatory clearance of a product is granted, such clearance may entail limitations on the indicated uses for which the product may be marketed. Also, modifications may be made to the Company's products to incorporate enhancements to their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying testing, approval and commercialization of the Company's products or that ultimately any such improvements will receive FDA clearance.


     While the Lasette(-TM-) has been cleared by the FDA for clinical use for all patients 5 years and older for glucose/hematocrit testing, including diabetics, the Company believes that realizing the full commercial potential of the Lasette(-TM-) will depend upon the Company receiving FDA clearance to sell the Lasette(-TM-) to all diabetics (adults and children) for home use.
In May, 1998, the Company applied for FDA clearance to sell the product for home use by diabetics. The Company's application is currently under review by the FDA. To this end, the FDA has requested additional clinical trial information which has been supplied by the Company. Notwithstanding the foregoing, there can be no assurance that such clearance will be issued or, if issued, that it will not be subject to restrictions that could substantially impair its future profitability. In addition, the laser-assisted hatching module of the IVF Workstation(-TM-) has only begun clinical trials, which could consist of as many as 600 clinical cycles. In September, representatives of the Company met with the FDA to discuss a reduction in the size of the clinical trial. The FDA has agreed to consider a smaller clinical trial, however, to date a reduction has not been approved by the FDA. As a result, the clinical trials could take a year or more to complete, with no assurance that once completed the product will receive FDA clearance for sales in the United States.



     FDA regulations also require manufacturers of medical devices to adhere to certain "Medical Device Quality System Regulation" ("MDQS"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Similarly, sales of the Company's products outside of the United States are also subject to certain manufacturing standards promulgated by the International Standards Organization ("ISO"). The Company has been working towards ISO 9001 certification since January, 1997. On September 3 and 4, 1998, an ISO 9001 audit was conducted by TUV Essen, of San Jose, California. The Company passed the audit, and, as a result, is being recommended for ISO 9001 certification, which the Company expects to receive approximately November 27, 1998 or before. Additionally, the Company's non-medical products received the CE Mark, and the Lasette received the RWTUV Mark, both, as of May 15, 1998. The CE Mark cannot, however, be issued under the Medical Device Directive until the Company receives ISO certification. In addition, the Company's manufacturing activities are subject to regulation and control under the Occupational Safety and Health Act (OSHA) and regulations promulgated thereunder. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, delays, or suspensions of regulatory clearances, seizures, recalls of products, operating restrictions and criminal prosecution. The failure to comply with regulatory requirements could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recall or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside of the United States will be subject to regulatory requirements governing clinical trials and marketing approval.


     In addition, the foreign sale by the Company of at least one of its lasers is subject to the Export Control Act and can only be exported under a license held by the Company's Russian supplier. Should that source of supply fail to maintain such license, the Company's ability to export that laser product would be suspended until it was able to identify and enter into an arrangement with a new licensed supplier. These requirements vary widely from country to country and could delay introduction or continuing sales of the Company's products in foreign countries.


LASETTE(-TM-) COMPETITIVE ADVANTAGE, DEPENDENT, IN PART, UPON SOURCE OF SUPPLY, RELATIONSHIP WITH SOLE SUPPLIER SUBJECT TO CHANGE. The Erbium:YAG lasers used by the Company in the Lasette(-TM-) and the RevitaLase(-TM-) are made from crystals which the Company has manufactured in Russia through a strategic relationship. The Company's competitive advantage in these products is derived to a degree upon the significant cost savings which the Company is able to realize by having its crystals manufactured by its Russian supplier. Specifically, prices quoted by other crystal suppliers identified by the Company are from 170% to 250% higher than the prices currently charged by the Company's Russian supplier. However, the continuation of the Company's relationship with this source of supply is in doubt due to current unresolved disputes, including disagreements regarding the supplier's rights and obligations relative to the distribution of intellectual property and problems related to crystal quality which arose in October, 1997. The Company has renegotiated the terms of the strategic relationship with this supplier to address the supplier's desire to be able to distribute all or portions of the intellectual property in the event the Company is unable to meet certain minimal sales requirements. Additionally the supplier has installed crystal growth equipment which has improved the quality of their products. As a result, the supply of laser components from this supplier has not, to date, been interrupted. However, if this source of supply were restricted or eliminated due to factors specifically affecting such supplier, such as the inadvertent or intentional non-performance by such source, or events flowing from Russia's political or economic instability, it is likely that alternative sources of supply would be substantially more expensive. As a result of the foregoing, and other factors beyond the control of the Company, the Company could lose its strategically important source of supply for laser crystals, which would reduce the Company's margin and impair its competitive advantage. Through the quarter ended September 30, 1998, Company revenue generated from the sale of products utilizing the crystals totaled $22,624, or approximately 2.1% of the Company's revenue generated during this period.


UNCERTAINTY OF MARKET ACCEPTANCE, SUBSTANTIAL MARKETING EFFORTS AND EXPENSE REQUIRED. Achieving market acceptance for the Company's proprietary products will require substantial marketing efforts and expense. As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be willing to pay for any cost differential with the existing technologies. For example, the Lasette(-TM-) will compete directly with stainless steel lancets which only cost pennies apiece and non-invasive procedures and products are currently being developed by other companies. Market acceptance of these current and proposed products will depend, in large part, upon the ability of the Company to educate potential customers, including third-party distributors, of the distinctive characteristics and benefits of its products. There can be no assurance that current or proposed products will be accepted by the end users or that any of the current or proposed products will be able to compete effectively against current and alternative products.


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. During fiscal 1997, and through the third quarter of fiscal 1998, Company revenues from international sales totaled approximately $410,483, or 39.6% and $368,737, or 34.9% respectively. While management believes that doing business in such international locations and various European and Asian countries offers significant opportunity, the Company's management has only limited international business experience. Furthermore, such operations are subject to the imponderable risks of economic or political instability within these foreign jurisdictions, not to mention the uncertainties with respect to future changes in laws, rules and regulations controlling such operations. Finally, there exist inherent and substantial risks in purchasing component parts from, and selling products in, jurisdictions separated by vast distances, which will accentuate the need to enter into strategic relationships with loyal and qualified suppliers and distributors in these jurisdictions.



     In addition to the foregoing risks, each specific international location poses risks peculiar to that site. For instance, Russia's political or economic instability could adversely affect the supply of crystals utilized by the Company in its Lasette(-TM-) and RevitaLase(-TM-) products. Likewise, while the Company believes that the economic downturn recently experienced by most Asian countries has not, to date, had a material adverse effect on sales of the Company's products in those countries, a prolonged economic downturn and/or continued currency devaluation relative to the U.S. Dollar, could eventually have an adverse effect on sales of the Company's products in the Asian marketplace. During fiscal 1997, revenues generated from Asian sales were approximately $112,000, or 10.8% of total sales. During the first nine months of fiscal 1998, revenues from Asian sales were approximately $105,399, or 10% of total sales.


     The Company cannot predict or quantify the degree to which any or all of the foregoing factors may adversely impact its future operations.


DEPENDENCE ON MANUFACTURERS. The Company is relying upon Big Sky Laser Technologies, Inc., a Montana corporation ("BSLT") to manufacture the first generation Lasette(-TM-). To this end, effective June 1, 1998, the Company entered into an OEM supplier agreement with BSLT. Under the terms of this agreement, BSLT has the exclusive manufacturing rights and the Company has exclusive distribution rights, subject to certain minimum order requirements. Specifically, the Company must order a minimum of 1,500 units during the first twelve months, and a minimum of 3,000 units in each subsequent twelve month period to maintain its exclusive distribution rights. Either party may terminate the agreement on 90 days written notice in the event of a material breach that is not cured within 30 days of receipt of notice. Otherwise, if not earlier terminated, the agreement terminates five years after execution. The Company is dependent on third parties to produce and manufacture certain components for its other products. Certain key components used in the manufacturing of the Company's products are currently obtained from single vendors. Except as described above, there are no written agreements with such third parties, and no third party is obligated to perform any services for the Company on which the Company depends in order to meet its business objectives. Consequently, there can be no assurance that these third parties will commit any resources to the commercialization of the Company's business. Any supply interruption in a sole-sourced component could potentially have a material adverse effect on the Company's ability to manufacture products until a new source of supply was qualified. There can be no assurance that the Company would be successful in qualifying additional sources on a timely basis, if ever. Failure to do so would have a material adverse effect on the Company's business, financial condition, and results of operations.


PRODUCT DEFECTS AND WARRANTIES. Products as complex as those developed by the Company may contain undetected errors or defects when first introduced or as new versions are released. In addition, the Company offers on existing products and plans to offer on future products a one-year warranty against defects in materials and workmanship. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new products resulting in warranty claims, product redevelopment costs and loss of, or delay in, market acceptance and additional costs. If a product initially fails to produce acceptable results, customer acceptance of the Company's products, even those which have been successfully redesigned or improved, could be materially adversely affected.


MARKETING AND SALES; LACK OF STRATEGIC RELATIONSHIPS. In order for the Company to increase revenues and achieve profitability, the Company's products must achieve a significant degree of market acceptance. The Company's future success is dependent upon its ability to establish an effective sales organization for its proprietary products or to enter into distribution arrangements with other entities selling to its target markets. To this end, the Company currently has three full-time employees, and one part-time employee, who are responsible for sales of the Company's various products.
The Company also has in place distribution arrangements covering: (I) the Lasette(-TM-) with Chronimed, Inc. who replaced the Company's previous distributors and has been given exclusive marketing rights worldwide; (ii) the IVF Workstation with distributors in South Korea and Brazil and is working on agreements with distributors in Israel and the United Kingdom and (iii) the Company's scientific research instruments with Mitsui Engineering and Shipbuilding ("Mitsui") in Japan and with various other distributors for territories in Germany, Austria, Switzerland, Hungary, Poland, the Czech Republic, the United Kingdom, Brazil, Israel, Korea, the Netherlands, Belgium, Luxembourg, Singapore, Malaysia and Thailand. No assurances can be given that the Company will be able to hire and/or retain an adequate sales force or enter into or maintain appropriate distribution arrangements upon terms, or with third-party reimbursements, that are acceptable or beneficial to the Company. The Company must attract, build, train and motivate a marketing and sales force which the Company currently is working to expand. Building a successful sales force takes time, and requires a significant amount of capital. The Company intends to acquire experienced marketing personnel, and to enter into marketing and distribution agreements with various strategic partners. There can be no assurance that the Company will be successful in recruiting marketing personnel with the required skills or that it will be able to enter into such strategic relationships. In addition, there can be no assurance that a commercial market for the Company's products will develop, that the Company will be able to compete effectively on price or some other basis if such a market does develop, or that the Company's products will perform up to market expectations.



     The Company currently considers Mitsui and Chronimed, Inc. to be its key distributors. To this end, during fiscal 1996, fiscal 1997 and the first nine months of fiscal 1998, Mitsui was responsible for $201,314 or 30.4%, $112,000 or 10.8 % and $105,199 or 10.0%, respectively, of the Company's total revenue. Mitsui is a large, multinational corporation with numerous affiliates operating in a wide variety of industries. Some of Mitsui's affiliated companies may offer products similar to, or competitive with, the Company's products. Under the terms of its agreement with Mitsui, the Company has granted Mitsui the exclusive right to market the Company's Workstation throughout Japan for a period of ten years terminating September 10, 2005.
The Company has also agreed to pay Mitsui a royalty equal to one percent (1%) of Company sales during the same term. On July 30, 1998, the Company signed an agreement with Chronimed, Inc. ("the Chronimed Agreement") for worldwide distribution of its Lasette(-TM-) laser finger perforator for the blood sampling for glucose testing market. The Chronimed Agreement includes a two-year, multi-million dollar minimum purchase commitment by Chronimed, pursuant to which Chronimed must purchase a minimum of 1,500 Lasette(-TM-) I devices during year one, and a minimum of 5,000 Lasette(-TM-) II devices during year two, subject to certain adjustments. The Chronimed Agreement also requires Chronimed to make a capital investment in the Company consisting of a staged purchase of $600,000 of the Company's common stock, contingent upon achievement of certain milestones related to the development, by the Company, of the Lasette II device. Chronimed's capital investment will be used for the development of a second generation, smaller Lasette to meet the needs of the home blood sampling for glucose testing market (the "Lasette II"). The worldwide diabetic market is very large and continues to grow, but there can be no assurance the Lasette product will achieve market acceptance.



RELIANCE ON CERTAIN SIGNIFICANT CUSTOMERS. Two (2) companies, Chronimed and Mitsui, an affiliate of the Company, each individually accounted for over ten percent (10%) of the Company's revenues for each of the fiscal years ended December 31, 1996 and December 31, 1997. Mitsui has also accounted for approximately 10.0% of the Company's total revenue for the nine months ended September 30, 1998. In addition to the two companies referred to above, during fiscal 1997 only, a third entity purchased equipment from the Company, the aggregate value of which exceeded ten percent (10%) of the Company's 1997 revenue. Although the Company has executed and entered into a distribution agreement with Mitsui granting Mitsui exclusive distribution rights for the Company's products in Japan (See "RISK FACTORS - Marketing and Sales; Lack of Strategic Relationships"), there can be no assurance that Mitsui will continue to purchase the Company's products in similar or increasing quantities, or that a decrease in the purchases of Company products by Mitsui and other significant customers will not have a material adverse effect on the Company's revenues and/or business operations.


DEPENDENCE UPON KEY PERSONNEL. The Company's future success is dependent on the continued service of its key technical, marketing, sales, and management personnel and on its ability to continue to attract, motivate, and retain highly qualified employees. The Company currently has in place, employment agreements with Ronald K. Lohrding, Ph.D., the Company's President, Craig Rogers, the Company's Vice President of Investor Relations, Secretary and Treasurer, and Mr. H. Travis Lee, the Company's Vice President of Marketing and Sales. The Company's key employees, including those with employment agreements, may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's operations and on research and development efforts. Further, the Company does not have key person life insurance covering its management personnel or other key employees, other than a $500,000 term policy on its president and CEO, Ronald K. Lohrding, Ph.D.

MANAGEMENT OF GROWTH; UNSPECIFIED ACQUISITIONS. The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. Any measurable growth in the Company's business will result in additional demands on its customer support, sales, marketing, administrative and technical resources and will place significant strain on the Company's management, administrative, operation, financial and technical resources and increase demand upon its systems and controls. There can be no assurance that the Company will be able to successfully address these additional demands. There also can be no assurance that the Company's operating and financial control systems will be adequate to support its future operations and anticipated growth. Failure to manage the Company's growth properly could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company may also seek potential acquisitions of patents, products, technologies and businesses that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate, finance or integrate such acquired patents, products, technologies or businesses. Furthermore, such an acquisition could cause a diversion of management's time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business and results of operations. See "RISK FACTORS - DEPENDENCE UPON KEY PERSONNEL."

HEALTH CARE REFORM AND POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT RELATED MATTERS. The Company's future success may be affected by the continuing efforts of government and third-party payers to contain or reduce the costs of health care through various means. The Company cannot predict the effect health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company. Certain of the medical lasers products that the Company is developing are designed for use in elective medical procedures, such as cosmetic surgery and "in vitro" fertilization. In both the United States and elsewhere, uses of elective medical procedures are dependent in part on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. It is unlikely that the cost of the Lasette(-TM-) will qualify as a reimbursable expense under most health insurance programs. There can be no assurance that the Company's laser medical products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

LIMITED MARKET FOR SCIENTIFIC INSTRUMENTS. The principal markets for the Company's scientific instrumentation products are colleges, universities and other institutions engaged in scientific research. Most, if not all, of these potential customers rely upon federal and state funding in order to support their research activities. The ability of these institutions to purchase the Company's products is dependent upon receiving adequate funding from the public sector. A reduction or withdrawal of government support of scientific pursuits could result in, a diminished demand for the Company's products.

RISK OF PRODUCT LIABILITY. Clinical trials or marketing of any of the Company's products may expose the Company to liability claims from the use of such products. The Company currently carries product liability insurance with limits of $2,000,000; however, there can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its clinical and commercial activities or that such insurance would be sufficient to cover any potential product liability claim or recall. Failure to have sufficient coverage could have a material adverse effect on the Company's business and results of operations.

BROAD DISCRETION AND APPLICATION OF PROCEEDS. The Company expects that the proceeds of this offering, if any, will be used principally for product research and development and to launch its medical laser products. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the time and amount of expenditures will vary depending upon numerous factors. The Company's Board of Directors will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "USE OF PROCEEDS."

FEDERAL INCOME TAX LIABILITY ON PREFERRED STOCK DIVIDEND. Subject to certain conditions and assumptions, the payment and distribution by the Company of the dividend in the form of Common Stock to holders of the Preferred Stock will be characterized as a dividend for federal income tax purposes. In general, distributions classified as dividends for federal income tax purposes constitute ordinary income and will be recognized by the holders of the Preferred Stock as taxable income upon the accrual of such dividend. The amount of income tax attributable to receipt of such Common Stock dividend is dependent, upon other things, upon the taxpayer's other income and expenses for such year and the rates then in effect. While the Company has undertaken and intends to distribute the Common Stock dividend within 30 days following its accrual every six months, there can be no assurance that holders of the Preferred Stock will be able to dispose of the Common Stock in market transactions in sufficient quantities to pay the income tax which may be attributable to receipt of such dividends. As a result, there is a risk that holders of Preferred Stock will recognize taxable income with respect to the Common Stock dividend and be required to pay income tax attributable to such dividend without being able to liquidate sufficient quantities of the Common Stock to pay the associated tax liability. THE TAX TREATMENT TO A HOLDER MAY VARY DEPENDING ON SUCH HOLDER'S PARTICULAR SITUATION. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX TREATMENT THAT MAY BE ANTICIPATED TO RESULT FROM THE OWNERSHIP OR DISPOSITION OF THE PREFERRED STOCK IN THEIR PARTICULAR CIRCUMSTANCES.


SUBSTANTIAL DILUTION. At September 30, 1998, the Company had a net tangible book value of $2,532,658 or approximately $.46 per share of Common Stock outstanding, based upon 5,561,732 shares issued and outstanding. Assuming the exercise of all outstanding Warrants, investors in this Offering exercising Warrants will incur immediate and substantial dilution of their investment of approximately $1.89 per share, or 78.8% of the Warrant Exercise Price, based upon the Company's adjusted net tangible book value as of September 30, 1998. Such dilution does not reflect the possible conversion of 502,033 shares of Preferred Stock into 2,008,132 shares of Common Stock, which will further dilute existing shareholders. Specifically, assuming the conversion of all 502,033 shares of Preferred Stock, the number of shares of Common Stock will increase to 7,569,864 while the net tangible book value will remain $2,532,658, resulting in a decrease in net tangible book value per share of approximately $.12, to $.34 per share. Thus, to the extent that currently outstanding options and warrants to purchase the Company's Common Stock are exercised and/or outstanding shares of Preferred Stock are converted into shares of Common Stock, and depending upon the Company's net tangible book value on the date of exercise or conversion, there may be further, substantial, dilution to investors in this Offering exercising Warrants. See "DILUTION."


EXERCISE PRICE OF WARRANTS. The Exercise Price of the Warrants was determined by agreement between the Company and the holders of the Warrants and bears no direct relationship to the Company's assets, book value, net worth or operations.

NO ASSURANCE OF WARRANT EXERCISE. Holders of Warrants are under no obligation to exercise the warrants, and can be expected to do so only if it is economically reasonable for them to do so. Typically, warrants are not exercised unless exercise is forced, either by the Company calling them for redemption, or because they are scheduled to expire; and then they will be exercised only if the exercise price is less than the market price of the Common Stock. Accordingly, there is no assurance that the Warrants will be exercised during the Warrant Term.

NO DIVIDENDS. The Company has not declared or paid cash dividends on its Common Stock in the preceding two fiscal years. The Company currently intends to retain all future earnings, if any, to fund the operation of its business, and therefore does not anticipate paying dividends on Common Stock in the foreseeable future.


POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of Common Stock (including Common Stock issued upon the exercise of outstanding options and warrants and conversion of outstanding shares of preferred stock) in the public market after this offering could materially adversely affect the market prices of the Common Stock, the Preferred Stock and the Warrants. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems acceptable, or at all. As of September 30, 1998, 5,561,732 shares of the Company's $.004 par value Common Stock, were issued and outstanding, of which 4,566,526 are unrestricted and freely tradeable at the discretion of their owners and 995,206 are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owned restricted shares of Common Stock for at least one (1) year is entitled to sell, within any three (3) month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four
(4) calendar weeks immediately preceding the sale. A person who presently is not, and who has not been an affiliate of the Company for at least three
(3) months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least two (2) years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of these restricted shares, approximately 409,406 shares of Common Stock are eligible for sale in the public market without restriction in reliance upon Rule 144(k) under the Securities Act. Of the 795,206 restricted shares outstanding, 385,800 are beneficially owned by officers, directors and affiliates of the Company, all of which are immediately eligible for resale subject to the volume limitations of Rule 144. Additionally, the Company currently has outstanding 502,033 shares of Preferred Stock which will be convertible into 2,008,132 shares of Common Stock and Warrants exercisable to purchase an additional 1,004,066 shares of Common Stock. Further, if all of the Preferred Stock remains outstanding until their automatic conversion in three years, the Company will issue as a dividend on that Preferred Stock 200,813 shares of Common Stock every six months, or an aggregate of 1,204,878 shares of Common Stock over three years. In addition, the Company currently has issued and outstanding options and warrants to purchase an aggregate of 1,270,905 shares of Common Stock, of which 1,005,785 underlying shares of Common Stock may be freely tradeable upon exercise due to a registration statement covering the Plan. The Company may also grant options to purchase an additional 300,000 shares of Common Stock under the Employee Stock Purchase Plan ("ESPP"). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock, Preferred Stock and Warrants and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the prices of the Common Stock, Preferred Stock and Warrants and the markets therefor.


POSSIBLE DILUTION FROM FUTURE SALES OF COMMON STOCK. The Company's Board of Directors has the authority to issue up to 12,500,000 shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without stockholder approval. Future issuance of Common Stock could be at values substantially below the offering price in this offering and therefore could represent further substantial dilution to investors in this offering. In addition, the Board could issue large blocks of common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. See "DESCRIPTION OF SECURITIES."

POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF PREFERRED STOCK; ANTITAKEOVER EFFECT. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 2,500,000 shares of $.04 par value preferred stock. In addition to the Preferred Stock offered hereby, the Board of Directors has been granted the authority to fix and determine the relative rights and preferences of additional preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers without further stockholder approval. See "DESCRIPTION OF SECURITIES."

MANAGEMENT'S LACK OF VOTING INFLUENCE; POSSIBLE BENEFIT TO NON-AFFILIATED SHAREHOLDERS. The Company's President, Ronald K. Lohrding, owns 300,000 shares of Common Stock, and vested options exercisable to acquire an additional 310,417 shares of Common Stock, together representing 11.22% of the total issued and outstanding shares of Common Stock. All of the Company's officers and directors as a group own only 427,442 shares of Common Stock, and vested options exercisable to acquire an additional 670,750 shares of Common Stock. Even giving effect to the exercise of their outstanding and vested options, the Company's officers and directors as a group would exercise voting control over only 18.54% of the Company's outstanding shares of Common Stock following completion of this offering. This lack of voting control could be beneficial to the interests of non-affiliated shareholders of the Company. However, as a result of this lack of voting influence as stockholders, there can be no assurance that the Company's officers and directors will be able to implement the Company's business plans and strategies. Further, it is possible that stockholders with greater voting influence could initiate actions which could be adverse to those plans or hostile to current management.

LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S SECURITIES. The Company's Common Stock, Preferred Stock and Warrants are traded on the OTC Electronic Bulletin Board ("Bulletin Board") under the trading symbols CRII, CRIIP and CRIIW, respectively. While there currently exists a limited and sporadic public trading market for the Company's securities, the prices are subject to high degrees of volatility and there can be no assurance that such a market will improve in the future. As a result, there can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. Factors discussed herein may have a significant impact on the market prices of the Company's Common Stock, Preferred Stock, and Warrants. See "DESCRIPTION OF SECURITIES."

RISKS OF PRICE AND VOLUME FLUCTUATIONS. The over-the-counter markets for securities such as the Preferred Stock, Warrants and Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market prices of the securities.

THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     The Company's Common Stock is, the Preferred Stock may become, and the Warrants will be subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investments in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. It contains an explanation and disclosure of the bid and offer prices of the security, any retail charges added by the dealer to those prices ("markup" or "markdown"), and the amount of compensation or profit to be paid to or received by the salesperson in connection with the transaction. The disclosure contains further admonitions for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security as well as the salesperson with whom the investor is working, and to understand the risky nature of an investment in the security. Further, the disclosure includes information regarding the market for penny stocks, explanations regarding the influence that market makers may have upon the market for penny stocks and the risk that one or two dealers may exercise domination over the market for such security and therefore control and set prices for the security not based upon competitive forces. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Many brokers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of Units in this offering to dispose of their securities. Additionally, companies whose securities become subject to the penny stock rules may have difficulty raising additional capital and purchasers of penny stocks may find it difficult to obtain current pricing information due to a lack of mainstream news coverage and a limited number of quotation sources.


POTENTIAL ADVERSE EFFECTS OF MARKET OVERHANG FROM PREFERRED STOCK, WARRANTS AND OUTSTANDING OPTIONS. The Company has outstanding options and warrants exercisable to acquire 2,428,481 shares of Common Stock, 265,120 of which are subject to future vesting. Included in the foregoing are 1,250,000 shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan of which the Company has granted 1,005,785 options with respect to such shares, all of which are immediately exercisable. In addition, the Company has reserved 300,000 shares for issuance under the Company's ESPP. Finally, the Company has outstanding shares of Preferred Stock convertible into 2,008,132 shares of Common Stock. To the extent that such stock options or warrants are exercised, or the Preferred Stock converted, dilution to the interests of the Company's stockholders will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or conversion of the Preferred Stock, or even the potential of their exercise or conversion may have an adverse effect on the trading price and market for the Common Stock. The holders of the Preferred Stock, options or warrants are likely to convert or exercise them at times when the market price of the Common Stock exceeds the conversion or exercise prices of the securities. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants or conversion of the Preferred Stock will likely result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. Holders of the Preferred Stock, options or warrants can be expected to convert or exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants. See "DESCRIPTION OF SECURITIES."


NEED FOR CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATIONS. Holders of the Preferred Stock and/or Warrants will have the right to convert the Preferred Stock or exercise the Warrants to acquire shares of Common Stock only if there is a current and effective Registration Statement and Prospectus covering the shares of Common Stock issuable upon their conversion or exercise, and only if the shares are qualified for sale, or exempt from qualification, under the securities laws of the applicable state or states. While the Company has undertaken and plans to do so, maintaining a current effective Registration Statement and Prospectus could result in substantial expense to the Company, and there can be no assurance that a current Registration Statement and Prospectus will be in effect when any of the Preferred Stock is converted or the Warrants are attempted to be exercised. Although the Company will seek to qualify for sale the shares of Common Stock underlying the Preferred Stock and Warrants in those states in which the securities are to be offered and qualification is required, no assurance can be given that such qualification will occur. The Preferred Stock and Warrants may be deprived of any value if a Prospectus covering the shares issuable upon the conversion or exercise thereof is not kept effective and current, or if such underlying shares are not, or cannot be, registered in the applicable states. See "DESCRIPTION OF SECURITIES."

POTENTIAL ADVERSE EFFECT OF WARRANT REDEMPTION. The Warrants may be redeemed by the Company at a price of $0.25 per Warrant upon 30 days' notice, mailed after the closing bid price of the Common Stock has equaled or exceeded $4.80 for a period of ten consecutive trading days. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be redeemed or exercised unless a Registration Statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrant. See "DESCRIPTION OF SECURITIES."

YEAR 2000 ISSUE.

     THE PROBLEM. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, any of the Company's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which, in turn, could result in system failures or miscalculations causing disruptions in the operations of the Company and its suppliers and customers.

     THE COMPANY'S STATE OF READINESS. The Company has instituted a Year 2000 Project. As part of the Company's Year 2000 Project, the Company has completed its initial evaluation of current computer systems, software and embedded technologies. The evaluation revealed that the Company's network hardware and operating system, voice mail system, e-mail system, and accounting and manufacturing software are the major resources that do have Year 2000 compliance issues. These resources will need to be either replaced or upgraded. Fortunately, the identified systems and/or programs are "off-the-shelf" products with Year 2000 compliant versions now available.


     The Company's network and network operating system has been replaced.
The e-mail system and accounting and manufacturing software have been installed and implementation has begun. The Company's voice mail system is scheduled to be replaced during the first quarter of 1999. All other relevant programs, including Microsoft Windows95(-Registered Mark-) operating system, are scheduled for upgrade by the end of December, 1998.


     The Company has determined that there should be no Year 2000 Issues for the products it has already sold, excluding issues associated with the Microsoft Windows95(-Registered Mark-) operating system which is incorporated into the Company's Workstation products. Customers who have purchased the Company's Workstation products will be notified about Microsoft Windows95(- Registered Mark-) and problems will be addressed as incurred.


     As part of the Company's Year 2000 Project, the Company has also contacted its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their Year 2000 compliance issues. To date, approximately twenty-four percent (24%) of the entities contacted have responded, and of those responding, half have indicated that they have remediated their Year 2000 compliance issues. The Company will continue to contact its significant suppliers and large customers as part of its Year 2000 Project. However, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company and its operations.



     THE COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES. Expenditures in 1997 for the Year 2000 Project amounted to less than $7,500. The expenditures so far in 1998 have been approximately $16,000. Management expects that completion of its Year 2000 Project may result in additional expenditures of approximately $25,000.


     THE RISKS ASSOCIATED WITH THE COMPANY'S YEAR 2000 ISSUES. The Company's failure to resolve Year 2000 Issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations, including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom the Company's business relies to timely remediate their Year 2000 Issues could result in disruptions in the Company's supply of parts and materials, late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to the Company's daily operations. While the Company believes its Year 2000 Project will adequately address the Company's internal Year 2000 issues, until the company receives responses from a more significant number of the Company's suppliers and customers, the overall risks associated with the Year 2000 Issue remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 Issue will not have a material adverse effect on the Company and its operations.

     THE COMPANY'S CONTINGENCY PLAN. The Company has not, to date, implemented a Year 2000 Contingency Plan. It is the Company's goal to have the major Year 2000 Issues resolved by the end of fiscal 1998, with the exception of the Company's voice mail system which will be replaced during the first quarter of fiscal 1999. As part of the Company's Year 2000 Project, the Company plans to retain the services of an outside consultant to verify and validate the Company's Year 2000 compliance. Final Year 2000 verification and validation is scheduled to occur by the end of March, 1999. However, the Company will develop and implement a contingency plan by the end of November, 1998, in the event the Company's Year 2000 Project should fall behind schedule.

                                   DILUTION


     The net tangible book value of the Company at September 30, 1998 was $2,532,658 or approximately $.46 per share of Common Stock outstanding, based upon 5,561,732 issued and outstanding shares of Common Stock, and without giving effect to the conversion of 502,033 shares of Preferred Stock into 2,008,132 shares of Common Stock. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets).

     If any outstanding shares of Preferred Stock are converted into shares of Common Stock, the number of Common Shares outstanding will increase, however, because no remuneration will be paid to the Company upon conversion, the Company's net tangible book value will not increase. As a result, assuming the conversion of all 502,033 shares of Preferred Stock into 2,008,132 shares of Common Stock, the Company's net tangible book value per share at September 30, 1998, would decrease to approximately $.33 per share based upon a net tangible book value of $2,532,658 and 7,569,864 issued and outstanding shares of Common Stock following the conversion. On the other hand, if any outstanding Warrants are exercised, of which there can be no assurance, the number of Common Shares outstanding will increase and the Company's net tangible book value will increase. The exercise of any Warrants at a time when the exercise price is greater than the Company's net tangible book value per share will result in an immediate increase in the net tangible book value of the Company's existing shareholders, and the exercising Warrantholder will experience immediate dilution in the value of his investment. Dilution is the reduction of value of the purchaser's investment measured by the difference between the Warrant Exercise Price and the net tangible book value per share after the Offering, if the Warrants are exercised at a time when the Warrant Exercise Price is greater than the net tangible book value per outstanding share before the exercise. The dilution per share will decrease with the exercise of each additional Warrant because the proceeds from each such exercise will increase the Company's net tangible book value.

                                USE OF PROCEEDS

     The 78,788 shares of Preferred Stock and 157,576 Warrants covered by this Prospectus were issued by the Company to the Selling Securityholders in a private transaction. The 661,818 shares of Common Stock covered by this Prospectus consist of (I) 315,152 shares of Common Stock issuable upon conversion of the Preferred Stock, (ii) 189,090 shares of Common Stock issuable as a dividend on the Preferred Stock and (iii) 157,576 shares of Common Stock issuable upon exercise of outstanding Warrants at a price of $2.40 per share. (See "PLAN OF DISTRIBUTION.")

     The Company will not receive any of the proceeds from the sale of Preferred Stock, Dividend Stock and/or Warrants which may be sold by the Selling Securityholders. If all of the 157,576 shares of Common Stock offered hereby are purchased upon exercise of the Warrants, of which there can be no assurance, then the Company will receive gross proceeds of up to $378,182.
The Company has agreed to pay all of the expenses incurred in connection with the registration of securities covered by this Prospectus, estimated to be $12,000. The Warrantholders and Selling Securityholders will not pay any of the expenses which are expected to be incurred in connection with the registration of the shares, but will pay all commissions, discounts and other compensation to any securities broker-dealers through whom they sell any of the shares.

     The Company will utilize the net proceeds, if any, realized from the exercise of the Warrants for working capital and for general corporate purposes, at the discretion of management. Pending their use, proceeds will be placed in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States of America.

     Due to an inability to precisely forecast the number of Warrants which may be exercised, the Company is unable to predict the precise period for which the Warrant Stock Offering will provide financing. The Company's working capital requirements are a function of its future sales growth and potential business or product acquisition, neither of which can be predicted with any reasonable degree of certainty. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise. (See "RISK FACTORS.")

                       DETERMINATION OF OFFERING PRICE

     The Preferred Stock and Warrants were issued to the Selling Securityholders in exchange for 200,000 shares of the Company's Common Stock purchased by the Selling Securityholders in a private placement completed in August, 1997 (the "August Private Placement"). The purchase price paid by the Selling Securityholders in the August Private Placement was $3.25 per share of Common Stock. Proceeds from the August Private Placement were used by the Company to cover operating expenses in excess of cash flow generated from operations.


     In February, 1998, the Company completed a registered public offering of 460,000Units, each Unit ("Unit") consisting of one share of the Company's Series A Convertible Preferred Stock, convertible into four shares of Common Stock, and two common stock purchase warrants (the "Unit Offering"). Each Unit was sold at a price to the public of $8.25 per Unit. Thereafter, in February 1998, subsequent to the completion of the Unit Offering, and wishing to avail themselves of certain perceived market benefits associated with the securities sold by the Company in the Unit Offering, including the belief that the securities acquired as part of the Units would have greater liquidity and the potential for market appreciation as a result of interest in the securities generated in connection with, and derived from the involvement of an underwriter in, the Selling Securityholders requested that the Company exchange the shares of Company Common Stock acquired by the Selling Securityholders in the August Private Placement for 78,788 Units at an agreed exchange value of $8.25 per Unit (the "Exchange"). The Exchange value was equal to the Unit Offering price paid by the public in the Unit Offering. As part of the Exchange, the Company agreed to register for sale, and to pay all of the expenses incurred in connection with the registration of the Preferred Stock, Dividend Stock and Warrants acquired by the Selling Securityholders as part of the Exchange. On the effective date of the Exchange, the closing bid and ask prices of the Units and Common Stock were $8.25 and $8.75 and $2.0625 and $2.1250 respectively. The Units separated 30 days after the effective date of the registration statement registering the Unit offering and the underlying securities now trade separately.

     Each share of Preferred Stock is convertible into four shares of Common Stock (the "Conversion Ratio"). The Offering Price of the 157,576 shares of Warrant Stock offered pursuant to the exercise of the Warrants is $2.40 per share. The Conversion Ratio of the Preferred Stock and Exercise Price of the Warrants was determined by negotiation between the Company and the Selling Securityholders and bears no relationship to the market price of the Company's Common Stock, the prevailing market conditions, operating results of the Company in recent periods, the book value of the Company, or other recognized criteria of value. The Selling Securityholders are accredited investors, and the terms of the Exchange were the result of negotiation between the Company and Selling Securityholders. The Units and price per Unit are identical to the Units and offering price per Unit sold by the Company in the Unit Offering underwritten by Paulson Investment Company, Inc.

                             PLAN OF DISTRIBUTION


Selling Securityholders' Offering
---------------------------------

     This Prospectus relates to the reoffer of 78,788 shares of Preferred Stock and 157,576 Warrants currently owned by the Selling Securityholders, all of which were acquired as part of Units in the Exchange.

     The Selling Securityholders were granted certain demand and piggyback registration rights with respect to the Preferred Stock and Warrants sold as part of the Units.

     The Company has been advised by the Selling Securityholders that they may hold some of the shares of Preferred Stock and/or Warrants which they own or shares of Common Stock which they may acquire pursuant to the exercise of the Warrants and/or conversion of Preferred Stock for investment purposes. However, the Selling Securityholders have not determined how many shares of Common Stock, Preferred Stock and/or Warrants they will hold for investment and how many shares or warrants they will sell. The Selling Securityholders may distribute or resell the shares of Common Stock, Preferred Stock and/or Warrants offered hereby to the public in the over-the-counter market at prices and on terms prevailing on the date of sale in negotiated transactions or otherwise. The Selling Securityholders also may pay customary brokerage commissions on sales.

     The shares of Common Stock, Preferred Stock and Warrants offered by the Selling Securityholders are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

Conversion Stock Offering
-------------------------

     Each share of Preferred Stock is convertible into four shares of Common Stock, subject to adjustment under certain circumstances at any time at the option of the Holder thereof. Each share of Preferred Stock shall automatically convert into four shares of Common Stock upon the earlier of (a) February 2, 2001 or (b) the date upon which the sum of closing bid prices of the Preferred Stock and two Warrants has been at least $12.375 for at least ten consecutive trading days. Dividends in the form of shares of the Company's Common Stock will accrue on all outstanding shares of Preferred Stock at the rate of four-tenths of one share of Common Stock every six months commencing February 2, 1998. Such Common Stock dividends shall be issued and distributed within 30 days following their accrual every six months. The Company intends to maintain a current Prospectus until the shares of Preferred Stock are converted into shares of Common Stock.

     The shares of Common Stock to be issued upon conversion of the Preferred Stock are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     The Company is offering shares of Common Stock underlying the Preferred Stock. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any person. Holders of the Preferred Stock may resell the shares offered hereby from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Holders of Preferred Stock may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discount, concessions or commissions from the Preferred Stock holders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular-broker dealer might be in excess of customary commissions).

Warrant Stock Offering
----------------------

     The Warrants entitle the holders thereof to acquire up to 157,576 shares of Common Stock at an Exercise Price of $2.40 per share. The Warrants are exercisable until February 2, 2003, unless earlier redeemed. The Company may redeem the outstanding Warrants, in whole or in part, at any time upon at least 30 days' prior written notice to the registered holders thereof, at a price of $.25 per Warrant, provided that (I) there is in effect a registration statement registering for sale under the Securities Act the shares of Common Stock issuable upon exercise of the Warrant; (ii) the closing bid price of the Company's Common Stock has been at least $4.80 for the ten consecutive trading days immediately preceding the date of such notice of redemption; and (iii) the expiration of the 30 day notice period is within the Warrant Term. The Company does not have the right to compel the exercise of any of the Warrants and the Warrantholders have not committed to exercise any of the Warrants. Accordingly, there can be no assurance of the number, if any, of shares that will be purchased by the Warrantholders pursuant to the exercise of the Warrants. The Company intends to maintain a current Prospectus until the Warrants expire, or until they are all exercised, if earlier. The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect.

     The shares of Common Stock to be issued upon exercise of the Warrants are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     The Company is offering shares of Common Stock underlying the Warrants. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any person. The Warrantholders may resell the shares offered hereby from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Warrantholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discount, concessions or commissions from the Warrantholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Dividend Stock Offering
-----------------------

     Dividends in the form of shares of the Company's Common Stock will accrue on all outstanding shares of Preferred Stock at the rate of four-tenths of one share of Common Stock every six months commencing February 2, 1998 ("Dividend Stock"). Such Dividend Stock will be issued and distributed by the Company within 30 days following their accrual every six months.

     The Dividend Stock is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     The Company is offering the Dividend Stock. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any person. Holders of Dividend Stock may resell the shares offered hereby from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Dividend Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The holders of Dividend Stock may effect such transactions by selling the Dividend Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Divided Stock holders and/or the purchasers of the shares of Dividend Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary compensation).

     The Selling Securityholders, Warrantholders, holders of Preferred Stock, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders, Warrantholders and holders of Preferred Stock may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the resales of shares of Common Stock by the Selling Securityholders, Warrantholders and holders of Preferred Stock. Sales of the shares of Common Stock by the Selling Securityholders, Warrantholders and holders of Preferred Stock or even the potential of such sales, may have an adverse effect on the market price of the Common Stock.

     The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered hereby. The Selling Securityholders, Warrantholders and holders of Preferred Stock shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

     The Selling Securityholders have undertaken to the Company to comply with Regulation M under the Exchange Act and in connection with any distribution of the Company's securities. The Company has agreed to indemnify the Selling Securityholders against certain liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

                                INDEMNIFICATION

     The By-Laws of the Company provide for the indemnification of Officers and Directors to the maximum extent allowable under Colorado law. Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, Officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the Common Stock held by the Selling Securityholders as of June 30, 1998. To the knowledge of the Company, the Selling Securityholders have had no material relationship with the Company within the past three years, other than as a result of the ownership of the securities, except as is expressly noted. The following information has been furnished to the Company by the person named:


                                   Beneficial                    Beneficial
                                    Ownership                     Ownership
                                  Prior to        Shares          After
                                  Offering         To Be      Offering (5)
Name                          Shares     % (1)   Sold (5)   Shares       %
-----------------------------------------------------------------------------

Richard S. Hall (2)           471,664    8.93%    236,364   235,300    4.45%
280 Estrellita Drive
Ft. Myers Beach, FL

Richard S. Hall, Jr. (3)      213,182    4.13%    118,182   95,000     1.84%
12 Suffolk Street
Fairport, NY 14450

William R. Hall (4)           226,182    4.38%    118,182   108,000    2.09%
12 Suffolk Street
Fairport, NY 14450

---------------------------


(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within sixty (60) days of such date, are treated as outstanding when determining the percent of the class owned by such individual.


(2) Includes 222,500 shares of Common Stock owned by Mr. Hall individually and/or by the R.S. Hall IRA; 1,000 shares of Common Stock owned by the Hall Grantor Retained Annuity Trust and 6,000 shares of Common Stock owned by the R.S. Hall Gift Trust, both of which are controlled by Mr. Hall; 2,500 shares of Common Stock owned by the Wildwood Foundation, Inc., a non-profit private foundation founded by Mr. Hall, and for whom Mr. Hall serves as President and the Board of Trustees and supervises investment decisions; and 1,000 shares of Common Stock owned by the Hall Scholarship Trust which was created and is supervised by Mr. Hall. Also includes 157,576 shares of Common Stock issuable upon conversion of 39,394 shares of Series A Convertible Preferred Stock, and 78,788 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants held of record by Mr. Hall. Finally, includes 2,300 shares of Common Stock owned by Tayloreel Corporation South, Inc., a controlled corporation of Mr. Hall. Mr. Hall disclaims beneficial ownership of all shares of Common Stock owned by the Hall Scholarship Trust, and the Wildwood Foundation, Inc. for purposes of Section 16 of the Exchange Act. Richard S. Hall, Jr., and William R. Hall, the other Selling Securityholders, are Mr. Hall's sons.



(3) Includes 95,000 shares of Common Stock owned by Richard S. Hall, Jr. Also includes 78,788 shares of Common Stock issuable upon conversion of 19,697 shares of Series A Convertible Preferred Stock, and 39,394 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants held of record by Richard S. Hall, Jr. Richard S. Hall, Jr. is Richard
     S. Hall's son, and William R. Hall's brother.



(4) Includes 108,000 shares of Common Stock owned by William R. Hall. Also includes 78,788 shares of Common Stock issuable upon conversion of 19,697 shares of Series A Convertible Preferred Stock, and 39,394 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants held of record by William R. Hall. William R. Hall is Richard S. Hall's son and Richard S. Hall, Jr.'s brother.


(5) Assuming (I) the conversion of all shares of Preferred Stock into Common Stock and (ii) the exercise of all Warrants to purchase shares of Common Stock and (iii) the resale of all shares of Conversion Stock and Warrant Stock so acquired, of which there can be no assurance.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue up to 12,500,000 shares of $.004 par value Common Stock and 2,500,000 shares of $.04 par value Preferred Stock. As of June 30, 1998, 5,192,434 shares of Common Stock and 502,033 shares of Preferred Stock were issued and outstanding, and there were 170 stockholders of record.

Common Stock
------------

     Each holder of Common Stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Preferred Stock
---------------

     The Company is authorized to issue up to 2,500,000 shares of $.04 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:
(1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
(6) voting rights except as limited by law.

     Although the Company currently does not have any plans to issue shares of Preferred Stock, other than the Series A Convertible Preferred Stock described below, or to designate any other series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to Common Stock. The common stockholders of the Company have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Series A Convertible Preferred Stock
------------------------------------


     The Company has authorized the issuance of up to 578,788 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). The relative rights and preferences of holders of shares of Preferred Stock are controlled by a Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock (the "Certificate"), a copy of which was filed with the Commission as an Exhibit to the Company's Registration Statement on Form SB-2 which was declared effective by the Commission on February 2, 1998.

     Holders of outstanding shares of Preferred Stock have an option to convert each share of Preferred Stock into four shares of the Company's Common Stock (the "Conversion Stock") (the "Conversion Ratio"). The Conversion Ratio is subject to certain anti-dilution adjustments, including adjustments in the event of stock splits, dividends, reclassifications and the like, the result of which is a change in the value of, number of and/or rights associated with, the Company's Common Stock into which the Preferred Stock is convertible. In addition, the shares of Preferred Stock will convert, automatically, into shares of the Company's Common Stock, upon the earlier of (I) February 2, 2001 or (ii) the date upon which the sum of the closing bid prices of the Preferred Stock and two Warrants equals or exceeds $12.375 for ten consecutive trading days.


     Dividends payable exclusively in the form of shares of the Company's Common Stock shall accrue on all outstanding shares of Preferred Stock at the rate of four-tenths of one share of Common Stock every six months, commencing February 2, 1998. Such dividends shall be rounded down to the nearest whole share of Common Stock. By way of example, the Selling Securityholders, who collectively own 78,788 shares of Preferred Stock, would receive 31,515 (78,788 x 0.40 = 31,515.20, rounded down to the nearest whole share of Common Stock = 31,515) shares of Common Stock every six months. Such dividend shall be issued and distributed within 30 days of accrual every six months. Other than the dividend payable in the form of Common Stock, holders of Preferred Stock are not entitled to receive payment of any additional dividends on the Preferred Stock, but rather are entitled to participate pro rata in dividends paid on outstanding shares of Common Stock when and if declared and paid by the Company.

     Holders of the Preferred Stock are not entitled to vote on any matters presented to the Company's shareholders, except as required by law and as provided to approve certain future actions. Further, the Preferred Stock is not redeemable by the Company and holders of Preferred Stock have no right to compel the redemption by the Company of any shares of the Preferred Stock.

     Upon liquidation, dissolution, or winding up of the Company, holders of Preferred Stock shall be entitled to receive, pro rata, cash or assets of the Company which are legally available for distribution to shareholders equal to $8.25 per share of Preferred Stock prior to any distributions to the common stockholders. The issued and outstanding shares of Preferred Stock shall be, when subscribed and paid for as provided for herein, validly issued, fully paid and non-assessable.

Warrants
--------

     The Company has authorized the issuance of up to 1,077,576 Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $2.40. The Warrant Exercise Price is subject to adjustment upon certain events such as stock splits, stock dividends and similar transactions. The Warrants are subject to redemption by the Company, as described below. The exercise period for the Warrants expires at 5:00 p.m., Mountain time on February 2, 2003 (the "Warrant Term"). The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. The Company does not presently contemplate any extension of the Warrant Term or reduction in the Warrant Exercise Price.

     Subject to compliance with applicable securities laws, Warrants certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants, as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose.

EXERCISE. The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Company with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Warrantholders will receive one share of Common Stock for each Warrant exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current Registration Statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current Registration Statement which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective Registration Statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon exercise of the Warrants. Holders of Warrants will have the right to exercise the Warrants included therein for the purchase of shares of Common Stock only if a Registration Statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrantholder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions from the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the securities are offered, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a Registration Statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not registered or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

REDEMPTION. The Company shall have the right, at its discretion, to call all or less than all of the Warrants for redemption on 30 days' prior written notice at a redemption price of $.25 per Warrant if: (I) the closing bid price of the Company's Common Stock exceeds $4.80 per share for at least ten consecutive trading days; (ii) the Company has in effect a current Registration Statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 30 day notice period is within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market until the date next preceding the date fixed for redemption, or tender their Warrants to the Company for redemption. Within five business days after the end of the 30 day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 30 day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 30 day period.

Placement Agent's Warrant
-------------------------

     In connection with a private placement undertaken by the Company in 1995, the Company issued to Paulson Investment Company, Inc., a warrant (the "Placement Agent's Warrant") to purchase 11.5 units at a price of $25,000 per unit, each unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants. The Placement Agent's Warrant is exercisable until September 30, 2000. Each Class A Warrant included in the units gives to the holder the right to purchase one additional share of the Company's Common Stock at an exercise price of $1.75 share. The Class A Warrants are exercisable until December 31, 2000.

Transfer Agent, Warrant Agent and Registrar
-------------------------------------------

     The transfer agent, registrar and Warrant Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Reports to Stockholders
-----------------------

     The Company intends to furnish annual reports to stockholders which will include audited financial statements reported on by its certified public accountants. In addition, the Company will issue unaudited quarterly or other interim reports to stockholders as it deems appropriate.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed on for the Company by Neuman, Drennen & Stone, LLC, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado 80302. Clifford L. Neuman, a partner in the firm of Neuman, Drennen & Stone, LLC, is the beneficial owner of 3,100 shares of the Company's Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, Independent Certified Public Accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

------------------------------------    -----------------------------------

No person is authorized to give any
information or to make any
representation other than those
contained in this Prospectus, and
if made such information or
representation must not be relied                   CELL ROBOTICS
upon as having been given or                     INTERNATIONAL, INC.
authorized.  This Prospectus does
not constitute an offer to sell or
a solicitation of an offer to buy                 78,788 Shares of
any securities other than the                      Preferred Stock
Securities offered by this
Prospectus or an offer to sell or               157,576 Common Stock
a solicitation of an offer to buy                 Purchase Warrants
the Securities in any jurisdiction
to any person to whom it is                       661,818 Shares of
unlawful to make such offer or                      Common Stock
solicitation in such jurisdiction.

The delivery of this Prospectus
shall not, under any circumstances,
create any implication that there
has been no change in the affairs
of the Company since the date of
this Prospectus.  However, in the
event of a material change, this
Prospectus will be amended or
supplemented accordingly.



         TABLE OF CONTENTS

Available information..............3
Incorporation by Reference.........4
The Company........................5
Risk Factors.......................6
Dilution..........................11         --------------------------
Use of Proceeds...................13                 PROSPECTUS
Determination of the Offering                --------------------------
  Price...........................13
Plan of Distribution..............14
Indemnification...................14
Selling Securityholders...........14
Description of Securities.........15             _____________, 1998
Legal Matters.....................16
Experts...........................16

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

          The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

            SEC Filing Fee                    $    613.12
            Printing Expenses*                     500.00
            Accounting Fees and Expenses*        3,500.00
            Legal Fees and Expenses*             5,500.00
            Blue Sky Fees and Expenses*          1,200.00
            Registrar and Transfer Agent Fee       500.00
            Miscellaneous*                         186.88
                                              ------------
            Total*                            $ 12,000.00

----------------------

* Estimated

Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

          The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          a. Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide for the indemnification of a corporation's officers and directors under certain circumstances.

                                  *     *     *

          b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

          c. Article XII of Registrant's Articles of Incorporation provides, in part:

               "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

          d. The Company currently pays for and maintains an insurance policy in the amount of $1,000,000 that covers directors' and officers' liability.

Item 16.  Exhibits.
          ---------

          a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation SB:


Exhibit No.      Title
-----------      -----
   *     4.1     Form of Preferred Stock Certificate

   *     4.2     Form of Warrant Certificate

         5.1     Opinion of Neuman, Drennen & Stone, LLC

        10.1 Patent License Agreement between American Telephone and Telegraph Company and Cell Robotics, Inc.

        10.2     Amendment to AT&T Patent License Agreement

        10.3 Manufacturing Agreement between Big Sky Laser Technologies, Inc. and Cell Robotics International, Inc. dated May 20, 1998.

        23.1     Consent of KPMG Peat Marwick LLP

        23.2     Consent of Neuman, Drennen & Stone, LLC

---------------------------

   * Incorporated by reference from the Company's Registration Statement on Form SB-2, SEC File No. 333-40895, declared effective by the Commission on February 2, 1998.

Item 17.  Undertakings.
          -------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

          The undersigned registrant hereby undertakes to deliver or to cause to be delivered with the Prospectus to each person to whom the prospectus is sent or given the latest annual report to Securityholders that is incorporated by reference in the Prospectus and furnish pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-B are not set forth in the Prospectus, to deliver or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Albuquerque, State of New Mexico on the 19th day of November, 1998.


                              CELL ROBOTICS INTERNATIONAL, INC., a Colorado corporation


                              By: /s/ Ronald K. Lohrding, Ph.D.
                                  -------------------------------------------
                                  Ronald K. Lohrding, Ph.D., President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Cell Robotics International, Inc. and on the dates indicated.

             Signature                          Title                 Date
            ----------                         ------                ------


   /s/ Ronald K. Lohrding, Ph.D.        Chairman of the Board       11/19/98
  ------------------------------          President, Chief          ---------
     Ronald K. Lohrding, Ph.D.            Executive Officer



        /s/ Jean M. Scharf            Chief Financial Officer,      11/19/98
  ------------------------------          Chief Accounting          ---------
          Jean M. Scharf               Officer and Controller



        /s/ Craig T. Rogers                   Director              11/19/98
  ------------------------------                                    ---------
          Craig T. Rogers



          /s/ Mark Waller                     Director              11/19/98
  ------------------------------                                    ---------
            Mark Waller



      /s/ Raymond Radosevich                  Director              11/19/98
  ------------------------------                                    ---------
        Raymond Radosevich



         /s/ Debra Bryant                     Director              11/19/98
  ------------------------------                                    ---------
           Debra Bryant